Exhibit 99(a)(5)

        Offer to Purchase for Cash
All Outstanding Common Shares of Beneficial Interest
of
FALCON FINANCIAL INVESTMENT TRUST
at
$7.50 Net Per Share
Pursuant to the Offer to Purchase
Dated January 31, 2005
by
FLASH ACQUISITION COMPANY LLC
a wholly owned subsidiary of
iSTAR FINANCIAL INC.

          THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME ON MONDAY, FEBRUARY 28, 2005, UNLESS THE OFFER IS EXTENDED.

To Our Clients:	January 31, 2005

        Enclosed for your consideration is an Offer to Purchase, dated January 31, 2005 (the "Offer to Purchase"), and a related Letter of Transmittal (the terms and conditions of which, as amended or supplemented from time to time, together constitute the "Offer") relating to the offer by Flash Acquisition Company LLC, a Maryland limited liability company (the "Purchaser") and a wholly owned subsidiary of iStar Financial Inc., a Delaware corporation ("Parent"), to purchase all outstanding common shares of beneficial interest (the "Offer"), par value $0.01 per share (the "Shares," and each a "Share"), of Falcon Financial Investment Trust, a Maryland real estate investment trust (the "Company"), at a purchase price of $7.50 per Share, net to seller in cash, without interest (subject to applicable withholding taxes), upon the terms and subject to the conditions set forth in the Offer to Purchase.

        All capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Offer to Purchase.

        Also enclosed is a letter to shareholders of the Company from Vernon B. Schwartz, Chairman of the board of trustees and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9, dated January 31, 2005, filed by the Company with the Securities and Exchange Commission, which includes the recommendation of the board of trustees of the Company that shareholders tender their Shares to the Purchaser pursuant to the Offer.

        We (or our nominees) are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used to tender Shares for our account.

        We request instructions as to whether you wish to tender any of or all the Shares held by us for your account pursuant to the terms and conditions set forth in the Offer.

        Your attention is directed to the following:

  1.
  The purchase price offered by the Purchaser is $7.50 per Share, net to the seller in cash, without interest (subject to applicable withholding taxes), upon the terms and subject to the conditions of the Offer to Purchase.

  2.
  The Offer is being made for all outstanding Shares.

  3.
  The Offer is being made pursuant to an Agreement and Plan of Merger dated as of January 19, 2005 (the "Merger Agreement"), among Parent, the Purchaser and the Company. The Merger Agreement provides, among other things, that following the completion of the Offer and the satisfaction or waiver, if permissible, of all conditions set forth in the Merger Agreement, the Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares held by Parent, the Purchaser, or any of their subsidiaries) will be converted into the right to receive $7.50 per Share, net to the seller in cash, without interest (subject to applicable withholding taxes). The Merger Agreement is more fully described in Section 13 of the Offer to Purchase.

  4.
  The board of trustees of the Company unanimously: (1) determined that the terms of the Offer and the Merger are advisable, fair to and in the best interests of the Company's shareholders; (2) approved the Merger Agreement, Share Option Agreement and the other agreements and transactions contemplated by the Merger Agreement, including the Offer and the Merger; and (3) recommends that holders of all issued and outstanding Shares tender their Shares to the Purchaser in the Offer.

  5.
  The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Monday, February 28, 2005, unless the offer is extended by the Purchaser.

  6.
  The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer, that number of Shares together with any Shares then owned by the Purchaser or Parent, that immediately prior to acceptance for payment of Shares pursuant to the Offer, represents at least a majority of the total number of Shares outstanding (on a fully diluted basis, excluding any Shares issuable pursuant to the Share Option Agreement). The Offer is also subject to other conditions. See Section 14 of the Offer to Purchase.

  7.
  Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer.

        If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth below. If you authorize the tender of such Shares which we hold, all your Shares that we hold will be tendered unless otherwise specified below. An envelope to return your instructions to us is enclosed. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

        For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Shares, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of the tendered Shares for payment. Payment for Shares purchased pursuant to the Offer will not be made until Computershare Trust Company of New York (the "Depositary") receives (1) Share certificates (or a timely Book-Entry Confirmation after transfer of the Shares into the account maintained by the Depositary at the Depository Trust Company), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (2) the Letter of Transmittal

(or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message, in connection with a book-entry delivery, and (3) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering shareholders at the same time, depending upon when certificates for or Book Entry Confirmations of transfers into the Depositary's account at the Depositary Trust Company are actually received by the Depositary.

        Under no circumstances will interest be paid on the purchase price of the Shares, regardless of any extension of the Offer or any delay in making such payment.

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance of tendered Shares would not be in compliance with the laws of that jurisdiction. In any jurisdiction where securities, blue-sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

INSTRUCTIONS WITH RESPECT TO THE
OFFER TO PURCHASE FOR CASH
All Outstanding Common Shares of Beneficial Interest
of
FALCON FINANCIAL INVESTMENT TRUST
by
FLASH ACQUISITION COMPANY LLC
a wholly owned subsidiary of
iSTAR FINANCIAL INC.

        The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase of Flash Acquisition Company LLC, dated January 31, 2005 (the "Offer to Purchase"), and the related Letter of Transmittal relating to common shares of beneficial interest, par value $0.01 per share, of Falcon Financial Investment Trust, a Maryland real estate investment trust ("Company") (the "Shares," and each a "Share").

        This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal.

NUMBER OF COMMON SHARES OF BENEFICIAL INTEREST TO BE TENDERED:(1)(1)		SIGN HERE

Shares
(Signature(s))

Please Type or Print Names(s)

Please Type or Print Address(es)

Area Code and Telephone Number

Tax Identification Number or Social Security Number
Dated:	, 2005

(1)
Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.